Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Universal Insurance Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Note	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	5.625% Senior Unsecured Notes due 2026	457(o)	$100,000,000	100%	$100,000,000	0.0000927	$9,270

Fees Previously Paid	—	—	—	—	—	—	—	$0.00

Net Fee Due								$9,270